EXHIBIT (a)(5)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(including associated Rights)
of
NEWPORT NEWS SHIPBUILDING INC.
at
$67.50 Net Per Share
by
GRAIL ACQUISITION CORPORATION,
a wholly owned subsidiary of
GENERAL DYNAMICS CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON FRIDAY, JUNE 1, 2001, UNLESS THE OFFER IS EXTENDED.

May 4, 2001

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Nominees:

      We have been engaged to act as Dealer Manager in connection with the tender offer by Grail Acquisition Corporation, a Delaware corporation (the “Purchaser”), which is a wholly owned subsidiary of General Dynamics Corporation, a Delaware corporation, to purchase all outstanding shares of the common stock, par value $.01 per share (the “Shares”), of Newport News Shipbuilding Inc., a Delaware corporation (the “Company”), at a price of $67.50 per Share, net to the seller in cash, less any required withholding of taxes and without the payment of interest, upon the terms and conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Shares will include the associated rights to purchase Series A Participating Cumulative Preferred Stock of the Company (the “Rights”) issued pursuant to that certain Rights Agreement dated as of June 10, 1998, as amended from time to time, between the Company and First Chicago Trust Company of New York (now known as EquiServe Trust Company, N.A.) (the “Rights Agreement”). All references herein to the Rights will include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to Shares will include the Rights. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

      The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that represents a majority of all outstanding Shares on a fully diluted basis on the date of purchase (without giving effect to any dilution that might arise from exercise of the Rights), (ii) the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) the satisfaction of certain other terms and conditions.

      For your information and for forwarding to your clients, we are enclosing the following documents:

(1) The Offer to Purchase, dated May 4, 2001;

(2) Letter of Transmittal to tender Shares for your use and for the information of your clients (originally signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

(3) The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis or if time will not permit certificates for Shares and all required documents to reach EquiServe Trust Company, N.A. (the “Depositary”) prior to the Expiration Date (as defined in the Offer to Purchase) of the Offer;

(4) Letter which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients’ instructions with regard to the Offer;

(5) The Letter to Stockholders of the Company from William P. Fricks, Chairman and Chief Executive Officer of the Company, accompanied by the Company’s Solicitation/ Recommendation Statement on Schedule 14D-9;

(6) Guidelines of the Internal Revenue Service for certification of Taxpayer Identification Number on Substitute Form W-9; and

(7) Return envelope addressed to the Depositary.

      YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 1, 2001, UNLESS THE OFFER IS EXTENDED.

      In order for Shares to be validly tendered pursuant to the Offer, (i) a duly executed and properly completed Letter of Transmittal (or an originally signed facsimile copy thereof) together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other documents required by the Letter of Transmittal must be received by the Depositary on or prior to the Expiration Date, and (ii) either certificates representing tendered Shares along with the Letter of Transmittal (or an originally signed facsimile copy thereof) must be received by the Depositary, or such Shares must be tendered by book-entry transfer into the Depositary’s account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), and Book-Entry Confirmation must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

      If holders of Shares wish to tender, but it is impractical for them to forward their certificates for Shares, or if the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary prior to the Expiration Date of the Offer, a tender may be effected by following the guaranteed delivery procedures set forth in Section 2 of the Offer to Purchase.

      The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Information Agent and the Dealer Manager, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

      Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

      Additional copies of the enclosed materials may be obtained from the Information Agent, at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

BEAR, STEARNS & CO. INC. as Dealer Manager 245 Park Avenue New York, NY 10167 Call toll-free: (877) 677-2760

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF GENERAL DYNAMICS, THE PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.

Enclosures